Exhibit 21.1 - Subsidiaries of the Registrant

                            Technical Ventures, Inc.

                       Mortile Industries Ltd. ("Mortile")
                    o 70% owned by Technical Ventures, Inc.
                o Incorporated under the federal laws of Canada


    FAM Tile Restoration Ltd. (Inactive)                                    MPI Pertile Ltd. (Inactive)
o  Wholly owned by Mortile                                            o  Wholly owned by Mortile
o  Incorporated under the federal laws of Canada                      o  Incorporated under the federal laws of Canada